Exhibit 5

GORDON▪ FEINBLATT
Rothman Hoffberger & Hollander, LLC

ATTORNEYS AT LAW 233 EAST REDWOOD STREET BALTIMORE, MARYLAND 21202-3332 410.576.4000 www.gfrlaw.com

May 25, 2007

First United Corporation
19 South Second Street
Oakland, Maryland 21550

Re:	Registration Statement on Form S-8 for the Omnibus Equity Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to First United Corporation, a Maryland corporation (the “Corporation”), in connection with the issuance by the Corporation of up to 185,000 shares of common stock, par value $.01 per share (the “Shares”), under the First United Corporation Omnibus Equity Compensation Plan (the “Plan”), pursuant to the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed on this date by the Corporation with the Securities and Exchange Commission.

We have examined copies of (i) the Articles of Incorporation of the Corporation, as amended and restated, (ii) the By-Laws of the Corporation, as amended and restated, (iii) the Plan, and (iv) the resolutions adopted by the Board of Directors of the Corporation relating to the matters referred to herein. We have also examined the Registration Statement and Exhibits thereto (collectively, with the documents described in the preceding sentence, referred to as the “Documents”).

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, and all statements and information contained in the Documents are true and complete.

Based on the foregoing, it is our opinion that Shares issued by the Corporation to participants under the Plan, upon receipt of the consideration required to be paid therefor, will be duly and validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and of the United States of America, and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is furnished to you for your benefit, and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC

By:	/s/ Andrew D. Bulgin
Andrew D. Bulgin, Member of the Firm